Exhibit 10.1

(as amended and restated as of June 30, 2021)

Mr. Peter M. Carlson
[**]

Dear Pete,

I am pleased to confirm our offer of employment to you for the position of Chief Financial Officer on behalf of MiMedx Group, Inc. (“MiMedx” or “Company”), which employment is to commence on or around December 16, 2019. In this position, you will report directly to Timothy R. Wright, Chief Executive Officer.

Upon commencement of employment with the Company, you shall have the title “Senior Vice President - Finance.”  However, during the period commencing on the first date of employment with the Company and ending on the first business day after the Company files with the Securities and Exchange Commission the Company’s annual report on Form 10-K for the fiscal years ended December 31, 2018 (the “Transition Period”), the Company currently intends that Ed Borkowski (“Borkowski”) shall remain principal financial and accounting officer of the Company and perform all functions commensurate with that role. During the Transition Period, you shall not enter into any agreement that creates any binding obligation on behalf of Company without the express prior written consent of the Company’s Chief Executive Officer. During the Transition Period, Borkowski will perform the duties of the Company’s principal financial and accounting officer and execute and deliver to Company the signatures and certifications required in connection with the filing of the Super 10-K with the SEC in his capacity as principal financial officer and principal accounting officer of Company.

Following the filing of the Form 10-K for the year ended December 31, 2018, the Company expects that you will assume the role of principal financial and accounting officer.

Your initial base salary will be $20,192 (gross before deductions) per biweekly pay period, which is equivalent to the gross amount of $525,000 on an annualized basis. Your salary will be payable on a biweekly basis. Your future salary adjustments will be in accordance with Company policy and based upon individual and Company performance.

As an incentive to enter into the employ of the Company, you will be eligible to receive a one-time bonus payment in the amount of $50,000 (gross before deductions). This amount will be payable within forty-five (45) days following the commencement of your employment with MiMedx. You must be an active employee with the Company on the date of payment in order to remain eligible for the above referenced one-time bonus. In accordance with Company policy, should you voluntarily elect to discontinue employment with MiMedx within twelve (12) months following the date that the above-described one-time bonus was paid, you agree to repay to MiMedx the full amount of the one-time bonus paid to you.

You will be eligible to participate in the MiMedx Group Management Incentive Plan (“MIP”) with an annual target bonus amount equal to fifty-five percent (55%) of the base salary paid to you in accordance with the terms of such program in effect from time-to-time. You will be eligible to begin participating in the MIP effective January 1, 2020. Your 2020 MIP incentive will be calculated based on the achievement of MiMedx financial targets and your individual objectives. The individual objectives will be comprised of one or more key operational measures and/or outcomes that are specific to your position and directly influenced by your performance. In the 2020 MIP, specified portions of your above-referenced target
Innovations In Regenerative Biomaterials
MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

bonus are expected to be allocated to a) MiMedx revenue performance, b) MiMedx Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and c) your performance in the attainment of your 2020 individual objectives. Following the final approval of the 2020 MIP by the MiMedx Board of Directors, you will receive further confirmation of the details of the 2020 MIP.

Based on the Company’s analysis of competitive data, the Company has established a target annual long-term incentive value for each position eligible to participate in the Company’s stock incentive program. This target is expressed as a percentage of the participant’s annual base salary, and is used as a guide by which to measure the appropriate and competitive value of the annual equity grant to be proposed by the Company for approval by the Compensation committee. In your position, your target annual long-term incentive value is two hundred percent (200%) of your annual base salary.
As an incentive to enter into employ of the Company, you will be eligible for a restricted stock grant with a value of $350,000 dollars; the grant is contingent upon approval of the Board of Directors, but the Company agrees to recommend the grant to the Board no later than the next meeting of the Board. The grant will be made on later of the date your employment commences or the date the Board approves the grant (the “Grant Date”). The award will vest pro rata annually over three years, provided that you continue to be employed by the Company on each vesting date. The number of shares granted will be equal to such value divided by our closing stock price on the Grant Date.
As an additional incentive to enter into employ of the Company, you will be eligible for an additional restricted stock grant with a value of $1 million dollars. The grant is contingent upon approval of the Board of Directors, but the Company agrees to recommend the grant to the Board no later than the next meeting of the Board. The grant will be made on later of the date your employment commences or the date the Board approves the grant (the “Grant Date”). The number of shares granted will be equal to such value divided by our closing stock price on the Grant Date. One quarter of the shares granted will vest upon the achievement of each of the following milestones:

1.The Company files its annual report on Form 10-K for the year ended December 31, 2019 no later than 100 days following the date it filed its annual report on Form 10-K for the year ended December 31, 2018;
2.MiMedx is relisted on either the NASDAQ or NYSE no later than 6 months following the filing of the 2019 Form 10-K;
3.With the consent of the Company’s independent registered accountants, the Company transitions from cash accounting to accrual based accounting no later than October 1, 2020;
4.You submit an ERM plan which is approved in full by the Board of Directors no later than July 31, 2021.

The Company will not require your relocation to the Marietta, Georgia area, but rather allow you to commute on a weekly basis from your residence in Charlotte, North Carolina to Marietta, Georgia. During this time, you will be expected to primarily work from the Company’s Marietta, Georgia office and maintain a schedule averaging no less than four and one-half (4.5) days per week working from the Marietta office or traveling on Company business, unless otherwise agreed between you and the CEO of MiMedx.

The MiMedx Board of Directors will review your full compensation package as you are expected to be a Section 16 officer. The terms of your offer include the specific compensation arrangements described above as well as a Change of Control Severance and Restrictive Covenant Agreement. This Agreement will be equal to one times your annual base compensation and one times your annual target bonus. The Company has retained a compensation consultant, which is, among other things, reviewing the Company’s severance plan(s) for executives. The consultant will make a formal recommendation to the
Innovations In Regenerative Biomaterials
MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

Compensation Committee of the Board of Directors. You will be entitled to the severance benefits approved by the Compensation Committee for non-CEO executives and will be presented a retention agreement once such benefits are approved.

You will be eligible to participate in the Company’s medical, dental, vision, life insurance, and disability benefits programs the first day of the month following the date of your employment. You will be eligible to participate in the MiMedx Group 401(k) Plan effective the first day of the month following your employment.

Each such benefit shall be provided in accordance with the terms of the applicable benefit plans, which may be revised at any time at the Company’s discretion. A summary of the Company’s benefits is enclosed for your review. More detailed benefits eligibility and enrollment information will be sent to you shortly after you begin employment.

This offer is contingent upon a favorable background investigation and a pre-employment drug screen result. You will receive an email to complete the application process on ADP which includes the background authorization form. You must sign and complete the form before the background investigation and drug screen can commence. Once we receive the executed Background Authorization form, you will receive an email from Pembrooke with instructions for the drug screen process and a Chain of Custody ID number for specimen collection.

To find the nearest LabCorp location, please go online to www.labcorp.com, go to the “I am a Patient” locator tab, and click on “Find a lab”. Type in your street address, city, state and zip code and make sure the testing service selection is “Routine clinical laboratory collections”, then click “Search”. The lab locations in proximity to your address will be shown. No appointments are necessary. Please make sure that you bring the Chain of Custody ID number and photo identification, such as your driver’s license. If you cannot find a location that is close to you, please call 1-800-247-0717, Monday – Friday from 6am to midnight (CST).

The Company is committed to the highest standards of integrity and to treating its customers, employees, fellow workers, business partners and competitors in good faith and fair dealing. We expect employees to share the same standard and values. By accepting this offer, you agree that throughout your employment, you will observe all of the Company's rules governing conduct of its business and employees, including its policies protecting employees from illegal discrimination and harassment, as those rules and policies may be amended from time to time.

As an employee of MiMedx, you are prohibited from the use or disclosure of confidential information or trade secrets obtained from your past employers. If you have any such documents in your possession, you are expected to return them to the respective organization, and during the course of your employment with the Company, not bring onto MiMedx premises or utilize in any manner such documents, confidential information or trade secrets. While you have not made the Company aware of any such information in your possession, we urge you to abide by this prohibition if such information is currently in your possession.

This offer of employment is contingent on the absence of any restrictive covenants that would prevent you from conducting the duties and responsibilities of your position with MiMedx. By your acceptance of this offer, you represent that you are not a party to any non-disclosure, restrictive covenant or invention assignment agreements currently in effect. If you become aware of any such agreements to which you are a party, by your acceptance of this offer, you agree to provide us with a copy of such additional agreements.
Innovations In Regenerative Biomaterials
MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

As a condition of your employment, you will be required to sign and comply with the enclosed MiMedx Confidentiality and Non-Solicitation Agreement, MiMedx Employee Inventions Assignment Agreement, and MiMedx Non-Competition Agreement. If the provisions of this offer are agreeable to you, please sign this letter to indicate your acceptance and return one copy along with the above-referenced agreements in the enclosed self-addressed envelope.

Pete, I am delighted to extend this offer to you and look forward to an exciting and mutually rewarding business association. We look forward to your joining MiMedx. Please feel free to contact me via email or on my cell phone at 404-796-5670 if you have any questions.

Sincerely,

/s/ Lee Ann Lawson

Lee Ann Lawson
Senior Vice President, Human Resources

cc: Timothy R. Wright
ACCEPTANCE
I have read and understand the foregoing which constitutes the entire and exclusive agreement between the Company and the undersigned and supersedes all prior or contemporaneous proposals, promises, understandings, representations, conditions, oral or written, relating to the subject matter of this agreement. I understand and agree that my employment is at-will and is subject to the terms and conditions contained herein.

/s/ Peter M. Carlson

Peter M. Carlson

Innovations In Regenerative Biomaterials
MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com